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                                                Filed Pursuant to Rule 424(b)(3)
                                   Registration File Nos. 33-61223 and 333-65217

Pricing Supplement No. 5 dated July 1, 1999
(To Prospectus Supplement dated June 23, 1999 and Prospectus dated
June 23, 1999)

                               CENTEX CORPORATION

                       Senior Medium-Term Notes, Series A
                              Floating Rate Notes

Principal Amount:                                                     $5,000,000

CUSIP No.:                                                           15231E AD 0

Type:                                                      Regular Floating Rate

Interest Rate Basis:                                               3 month LIBOR

Designated LIBOR Page:                                             Telerate 3750

Initial Interest Rate:                                                   5.8275%

Original Issue Date:                                               June 30, 1999

Stated Maturity:                                                   June 30, 2000

Price to Public (Issue Price per
$1,000 Principal Amount):                                                   100%

Agent's Discount or Commission:                                           $7,500

Net Proceeds to Centex (excluding
accrued interest):                                                    $4,992,500

Accrued Interest (from June 30,
1999 to July 7, 1999):                                                 $5,665.63

Spread:                                                          50 Basis Points

Interest Rate Reset Period:                                            Quarterly

Interest Reset Dates and Payment
Dates:                                                September 30, December 30,
                                                               March 30, June 30
                                                       (commencing September 30,
                                                                           1999)

    This Pricing Supplement relates to the original issuance and sale by Centex Corporation of the $5,000,000 Senior Medium-Term Note, Series A, described herein (the "$5,000,000 Note") through Banc One Capital Markets, Inc., as Agent. The $5,000,000 Note is being issued on terms identical to the terms of Centex Corporation's $45,000,000 Medium-Term Notes, Series A issued on June 30, 1999. As a result, the $5,000,000 Note described herein is being issued under the same CUSIP Number, and the purchaser of the $5,000,000 Note will pay accrued interest as stated above.

     We may issue Senior Medium-Term Notes, Series A, and Subordinated Medium-Term Notes, Series A, under Registration Statement Nos. 33-61223 and 333-65217 in a principal amount of up to $200,000,000 in gross proceeds and, to date, including this offering, an aggregate of $125,000,000 has been issued.